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Page 1                                                              EXHIBIT 11.1

                            HEAFNER TIRE GROUP, INC.
                        Computation of Earnings Per Share
                                   (Unaudited)



                                                                                           Year Ended
                                                                     --------------------------------------------------------
                                                                      December 30,         December 31,        December 31,
                                                                          2000                 1999                1998
                                                                     --------------        ------------        -------------
Average shares outstanding during the period                              5,286,917           5,203,896            6,062,322
Incremental shares under stock options and warrants computed under the treasury stock method using the average market
   price of issuer's stock during the period                                     --                  --                   --
                                                                     --------------        ------------        -------------

      Total shares for diluted EPS                                        5,286,917           5,203,896            6,062,322
                                                                     ==============        ============        =============

Income applicable to common shareholders:
   Loss from continuing operations before extraordinary charge           (1,555,000)         (1,249,000)          (2,685,000)
                                                                     ==============        ============        =============

   Income (Loss) from discontinued operations                           (39,938,000)         (5,339,000)             177,000
                                                                     ==============        ============        =============

   Loss on disposal of discontinued operations                           (1,200,000)                 --                   --
                                                                     ==============        ============        =============

   Net Income (loss)                                                 $  (42,693,000)       $ (6,588,000)       $  (4,724,000)
                                                                     ==============        ============        =============

Income (loss) per basic common share:
   Loss from operations before extraordinary charge                           (0.29)              (0.24)               (0.44)

   Income (loss) from discontinued operations                                 (7.55)              (1.03)                0.03

   Loss on disposal of discontinued operations                                (0.24)                 --                   --

   Net Income (loss)                                                 $        (8.08)       $      (1.27)       $       (0.78)
                                                                     ==============        ============        =============

Income (loss) per diluted share:
   Loss from operations before extraordinary charge                           (0.29)              (0.24)               (0.44)

   Income (loss) from discontinued operations                                 (7.55)              (1.03)                0.03

   Loss on disposal of discontinued operations                                (0.24)                 --                   --

   Net Income (loss)                                                 $        (8.08)       $      (1.27)       $       (0.78)
                                                                     ==============        ============        =============